Exhibit 4.18

Housing Lease Contract

This Housing Lease Contract (hereinafter referred to as this “Contract”) is made by and between the following two parties in Shanghai, P.R.C (hereinafter “China”) as of this     day of     , 2012:

Lessor (Party A): M&G Chenguang Holding (Group) Co., Ltd.

Address: No.3488 Jinqian Road, Qingcun Town, Fengxian District, Shanghai

Legal representative: Huxiong Chen

Postal code: 201406

Tel: 021-57474488

Fax: 021-57473900

Business license no.: 310226000797609

Lessee (Party B): Shanghai Shengran Information Technology Co., Ltd.

Address:

Legal representative:

Postal code:

Tel.:

Fax:

Business license no.:

In accordance with the provisions of the Contract Law of the People’s Republic of China, Regulations of Shanghai Municipality on the Lease of Houses and other applicable laws and regulations, Party A and Party B hereby enter into this Contract with respect to Party B’s lease from Party A the house hereunder (the “Premises”), in the principle of equality, voluntariness, fairness and good faith and by reaching consensus through consultation.

1. Legal Status and Relevant Documents

1.1 Party A is a corporation duly incorporated with the approval of the Chinese Government and it represents and warrants that it has complete ownership and absolute right of use of the Premises involved in this Contract.

1.2 Party B is an legal entity that is duly incorporated with the approval of the Chinese Government and engaged in the development, design and production of computer software, sale of self-made products, development and design of network technologies, and providing relevant technical consultation and technical services. It possesses the status of a Chinese legal person.

1.3 Prior to the signature of this Contract, Party B shall furnish Party A with copies of its Business license, Organization code certificate, Tax registration certificate and other relevant certificates.

2. Representations and Warranties

2.1 Each Party represents and warrants to the other Party the following statements, except as expressly disclosed in this Contract: (1) Each party has the legal qualification, capacity for civil rights and capacity for civil conduct to enter into and perform this Contract .and is fully aware of its rights, obligations and duties and shall act in strictly accordance with the provisions hereof. If either party breaches this Contract, the other party shall have the right to make claims pursuant to this Contract.

(2) Each party has acquired the internal approval necessary to perform this Contract.

(3) There is no contract with any third party nor any other matter that might prevent the execution and performance of this Contract.

2.2 Party A warrants that at the execution of this Contract, it has lawfully acquired the valid ownership certificate of the Premises described in Article 3.1 hereof, with the number indicated below:

(1) Shanghai Real Estate Ownership Certificate for the land where the Premises are located: Hu Fang Di Xu Zi (2011) No. 014681;

3. Details about the Premises

3.1 The Premises to be let to Party B by Party A is situated at 13-15/F, Building No.2, 1528 Gumei Road, Caohejing High-Tech Park, Shanghai (hereinafter the “Premises”).

The Premises is of an office building type, with a construction area of 5,395.14 square meters.

3.2 Party A, as the owner of the Premises, enters into a leasing agreement with Party B. Prior to the execution of this Contract, Party A has informed Party B that the Premises are free and clear of any mortgage.

3.3 Delivery standards are set forth in Annex I.

3.4 Shanghai Real Estate Ownership Certificate is given in Annex II.

4. Use of the Premises

4.1 Party B warrants to Party A that, it leases the Premises to engage in the economic activities within the scope specified in its business license and shall comply with the regulations of the State and Shanghai Municipality on use of houses and fire safety as well as the regulations of Caohejing High-Tech Park on industrial development, environmental protection and property management.

4.2 Party B warrants that, during the lease term, it will not alter the purposes agreed in the preceding paragraph without the written consent of Party A and the approval of competent department.

5. Delivery Date and Lease Term

5.1 Both parties agree that the lease term of the Premises commences from July 1, 2012 (lease commencement date) and ends on June 30, 2015, and the rent commencement date is July 1, 2012.

5.2 Upon expiration of the lease term, Party A has the right to repossess the Premises, while Party B shall return the same as scheduled. In case Party B needs to continue to lease the Premises, it shall file a written application for renewal to Party A three months in advance of the expiration of the lease term, while Party A shall reply to Party B indicating whether it agrees to such renewal within one month from the date it receives Party B’s written application. Where Party A agrees to renewal, both parties shall sign a new lease contract. Party A has the right to modify certain clauses including rental clause in the renewed contract, but the modification of the rental shall not exceed 20%. If both parties fail to enter into the renewed contract within one month prior to the expiration of the lease term, then Party A has the right to terminate this Contract upon expiration of the lease term and take back the Premises.

6. Rental and Payment Terms

6.1 Both parties agree that, the lease term commences from July 1, 2012 and ends on June 30, 2015. The unit rent per square meter of construction area of the Premises per day is adjusted to RMB Four Point Two Zero (RMB4.20), adding up to an annual rental of RMB Eight Million Two Hundred Seventy Thousand Seven Hundred Forty Nine Point Six Two (RMB8,270,749.62);

6.2 The rental of the Premises shall be paid before use. The annual rent shall be paid to Party A in four installments prior to January 1, April 1, July 1 and October 1 of the current year, respectively, and 25% of the rental payable in the current year shall be paid each time, that is to say, from July 1, 2012 to June 30, 2015, Party B shall pay RMB Three Hundred Forty Four Thousand Six Hundred Fourteen Point Five Seven (RMB344,614.57) in each installment. Where the final payment date of each installment coincides with a Saturday, Sunday or a public holiday, then the final payment date shall be postponed to the first working day subsequent to the holiday. In case Party B defaults on payment, it must pay an overdue fine equivalent to 0.05% per day of the due and unpaid rental.

7. Lease Deposit and Other Expenses

7.1 Both parties agree that, Party A will issue to Party B a receipt in the amount of RMB One Million Eight Hundred Four Thousand Three Hundred Fifty Five Point Seven Eight (RMB 1,804,355.78) 10 days prior to the signature date of this Contract.

During the lease term, Party B may not set off the lease deposit against the rental of the Premises. Upon termination or expiration of this Contract, within 10 working days after

Party B pays off relevant expenses and finishes all handover procedures of the Premises with the Premises management department, the lease deposit paid by Party B shall be refunded by Party A interest-free; in case Party B fails to pay off relevant expenses or causes any economic losses to Party A due to any reason attributable to Party B, Party A has the right to deduct relevant amount from the deposit and return the remaining portion to Party B interest-free.

7.2 During the lease term, all water, electricity, communications, equipment and other expenses incurred in connection with the use of the Premises shall be borne by Party B.

7.3 Party B shall be solely responsible for applying to and handling electricity and communications usage and other relevant procedures at competent departments, and the relevant expenses incurred by the required application, connection and installation shall be for Party B’s account.

7.4 Prior to the delivery of the Premises, Party B shall sign a property management contract with the property management company of the residential district where the Premises is located and pay the Premises management fee according to relevant regulations. The current standard property management fee for the Premises is RMB Nineteen Point Six Eight (RMB 19.68) per square meter (construction area) per month.

8. Use Requirements and Maintenance Responsibilities

8.1 During the lease term, if Party B finds any natural damage in the Premises and its ancillary facilities, Party B shall promptly notify the property management company entrusted by Party A and request the company to repair. When the Premises and its ancillary facilities are repaired, Party B shall actively assist and cooperate. The consequences arising from the failure to make timely repairs due to Party B’s action or omission shall be solely borne by Party B.

8.2 During the lease term, Party B shall reasonably use and protect the Premises and its ancillary facilities. Where Party B causes artificial damage or failure to the Premises, and/or fails to adopt proper fire control measures in accordance with applicable national/local laws and regulations, Party B shall be responsible for timely repairs/renovation and bear the expenses incurred thereby.

8.3 During the lease term, Party A ensures that the Premises and its ancillary facilities are in normal usable and safe conditions. Party A may perform inspections and maintenance to the Premises, and Party B shall cooperate at the time of such inspections and maintenance. Party A shall try its best to minimize the impact on Party B’s use of the Premises.

8.4 If Party B needs to perform decoration or add ancillary facilities and equipment other than the existing decoration and facilities in the Premises, Party B shall obtain the prior written consent of Party A and handle relevant procedures with the property management company. Where such decoration or addition is subject to the examination and approval of competent departments, Party B shall also report to competent departments for approval and is then permitted to carry out such decoration or addition.

8.5 When this Contract is cancelled or terminated, if there are structures added or improved by Party B subject to the written consent of Party A, Party B shall be responsible for restoring the Premises to its original state, except any reasonable wear and tear. Until the Premises is inspected and accepted by Party A, Party B may not handle check-out procedures.

9. Return of the Premises

9.1 Unless Party A agrees to renewal by Party B and both parties sign a renewal lease contract, Party B shall return the Premises upon expiration or termination of this Contract for any reason. Where Party B delays returning the Premises without the consent of Party A, Party B shall pay Party A the use fees payable during the occupation of the Premises equivalent to two times of the daily rental for each delayed day. Party B agrees that, if it delays in restoring the Premises to its original state and returning the same for 15 days, Party A shall have the right to enter the Premises at its option, meanwhile, Party B shall be deemed to waive the ownership and right of use in the decoration, facilities, equipment in the Premises and other articles that have not been dismantled or removed from the Premises, including equipment and articles deemed the Premises of Party B (regardless of whether they belong to Party B or any third party), and Party A has the right to dispose of them at its own discretion. In case the legitimate interests of any third party are involved, Party B shall be liable for compensating such third party. The expenses incurred by Party A for restoring the Premises to its original state on behalf of Party B shall be borne by the latter. The Premises shall be deemed to have been repossessed upon Party A’s entry into it.

9.2 When returned by Party B, the Premises shall be in the same state as that of after normal use. At the time of return, the Premises shall be inspected and accepted by Party A, and both parties shall settle expenses payable by them respectively.

10. Subletting and Transfer

10.1 Unless Party A has permitted Party B to sublet the Premises in supplemental clauses of this Contract or other documents, Party B may not sublet the Premises to others in whole or in part within the lease term.

10.2 During the lease term, if Party A needs to sell the Premises, it shall notify Party B in advance. Party B shall have the preemptive right under the same conditions.

11. Conditions for Termination

11.1 Both parties agree that, within the lease term, should any of the following circumstances occur, this Contract shall be terminated and neither party shall assume any liability towards the other party:

(1) The right to use the land occupied by the Premises is withdrawn in advance;

(2) The Premises are lawfully expropriated for public interests;

(3) The Premises are lawfully listed in the licensing scope of house demolition due to the needs of urban construction;

(4) The Premises are damaged or destructed or recognized as a dangerous building.

11.2 Both parties agree that, should either party commit any of the following breaches, the other party may notify in writing that this Contract be cancelled. The breaching party shall pay the other party a penalty equivalent to 2 months rental then in effect; where the penalty is insufficient to cover the losses, the breaching party shall make up the difference between the losses incurred and the penalty:

(1) Party A fails to hand over the Premises timely and fails to do so within ten days upon receipt of a written notification from Party B;

(2) The Premises which handed over by Party A does not comply with the covenants contained herein, and it makes Party B unable to fulfill the purposes of the Contract;

(3) Party B alters the use of the Premises as agreed herein, without the prior written consent of Party A;

(4) The Premises are damaged for any reason attributable to Party B;

(5) Party B sublets the Premises, transfers the right to lease the Premises or exchanges the Premises for any other property leased by others;

(6) Party B defaults on payment of rental for over one month;

(7) Party B uses the Premises for any illegal activities;

(8) Party B occupies public areas or fire passages without authorization, or fails to comply with applicable laws and regulations on environmental protection and fire safety, and fails to make rectification within 5 working days upon receipt of a written notice from Party A.

12. Defaulting Liability

12.1 During the lease term, if Party A fails to timely perform its repair and maintenance duties as agreed herein, thus causing damage to the Premises and property or personal damage to Party B, Party A shall compensate Party B its direct losses.

12.2 In case Party B renovates the Premises or adds ancillary facilities without the written consent of Party A or beyond the scope and requirements of Party A’s written consent, or occupies/uses public areas or fire passages without authorization, Party A shall have the right to require Party B to restore the Premises to its original state and compensate the losses arising therefrom.

12.3 During the lease term, unless described in this Contract, , if Party A cancels this Contract and take back the Premises before expiration, Party A shall pay Party B a penalty equivalent to 0.5 times of the rental for the remaining lease days (but no more than three months rent). If the penalty is insufficient to cover the direct losses suffered by Party B,

Party A shall also be liable for compensating for the difference.

12.4 During the lease term, unless described in this Contract,, if Party B surrenders the lease without authorization, Party B shall pay Party A a penalty equivalent to 0.5 times of the rental for the remaining lease days (but no more than three months rent). If the penalty is insufficient to cover the losses sustained by Party A, Party B shall also be liable for compensating for the difference. Party A may withhold the penalty from the lease deposit, and if the lease deposit is insufficient for such withholding, the deficient portion shall be paid by Party B separately.

12.5 Upon occurrence of a breach, the non-breaching party shall have the right to terminate or continue to perform this Contract at its option. Where the non-breaching party chooses to continue this Contract, the breaching party shall keep on the performance of  this Contract, regardless of whether the breaching party has actually paid the penalty, compensation and overdue fine.

13. Miscellaneous

13.1 During the lease term, if Party A mortgages the Premises, Party A shall notify Party B in writing.

13.2 During the lease term, in addition to the right to use the Premises, Party B shall also have the right to use the corridor, staircases, elevators, hallway, public restrooms and firefighting equipment. Party B shall not arbitrarily store flammable, explosive or toxic articles, or arbitrarily discharge exhaust gas, waste water, and waste residue, or arbitrarily occupy public areas, fire passages and non-leased areas. During the lease term, Party B shall be responsible for its own properties and shall take out insurance for such property if it is required to purchase insurance.

13.3 If Party B’s any action relates to flammable, explosive articles, noise as well as exhaust gas, waste water, waste residue and other dangerous goods and pollution sources, Party B shall obtain approval from competent departments of Caohejing High-Tech Park and Shanghai Municipality, and shall use the Premises only after relevant safety standards and discharge standards are met. Party B shall obtain the approval of fire department before any secondary decoration.

13.4 In the event that either party hereto is prevented from performing any clause hereof due to war (whether declared or not), earthquake, typhoon, flood, fire and other acts of god, the prevented party shall immediately inform the other party in writing and furnish the other party with details on Force Majeure, as well as the reasons for failure of performance or delayed performance and written materials like valid documentary evidence within fifteen days thereafter.

Both parties shall consult and decide whether to cancel this Contract, or waive the performance of this Contract partially, or delay the performance of this Contract.

13.5 The formation, validity, interpretation, performance of, and resolution of disputes in connection with this Contract shall be governed by Chinese laws and regulations as well as local regulations and rules of Shanghai Municipality.

13.6 All disputes arising from the performance of or in connection with this Contract shall be settled by both parties through friendly consultation, failing which, either party may file a lawsuit to the people’s court of the place where the real estate is located, and the final judgment of the court shall be binding upon both parties.

13.7 In case of any matter not mentioned herein, both parties may enter into a separate written agreement to be made a part hereof after reaching consensus through consultation, and such agreement shall have the same force as this Contract.

This Contract may be modified by both parties through consultation. Any modification to this Contract may not come into force unless made in writing and signed by legal representatives of both parties or their respective authorized agents. Before the execution and effectiveness of the modified contract, both parities shall continue performing this Contract.

13.8 At the execution of this Contract, both parties have full civil capacity, and are fully aware of their respective rights, obligations and duties, and are willing to comply strictly with the provisions of this Contract. If either party violates this Contract, the other party shall have the right to make claims as specified herein.

13.9 Both parties confirm that their mailing addresses and telephone numbers are as follows:

Party A’s address: No.3488 Jinqian Road, Qingcun Town, Fengxian District, Shanghai 201406

Tel: (021) 57474488	Fax:
Party B’s address:	Postal code: 200233
Tel:	Fax:

All notices, documents and materials sent or provided to each other in connection with the performance of this Contract shall be delivered pursuant to the abovementioned addresses and fax numbers. Should either party change its correspondence address or telephone number, it shall notify the other party in writing.

In case of hand delivery, such notices, documents and materials shall be deemed delivered at the time of receipt acknowledgement; if sent by fax, they shall be deemed delivered when the fax is sent out; if sent by mail, they shall be deemed delivered on the day when a registered mail is sent or posted.

13.10 This Contract shall come into force as of the date when it is signed by the legal representatives or their respective authorized representatives of both parties and affixed with their respective company seals.

13.11 This Contract is executed into two originals, with each party hereto retaining one.

Party A: /seal/ M&G Chenguang Holding (Group) Co., Ltd.	Party B: /seal/ Shanghai Shengran Information Technology Co., Ltd. (seal)
Legal representative (or authorized agent)	Legal representative (or authorized agent)

Signature:	Signature:

Date:	Date:

Bank of deposit: Shanghai Fengxian Guangming Sub-branch, Agricultural Bank of China	Bank of deposit: [ ]
Bank account no.: [ ]
Bank account no.: 03803920040030177

Annex I Delivery Standards for the Premises

The delivery standards applicable to the Premises are as follows:

1.              Reinforced concrete structure, with a uniform live load of 350kg/square meter, and a building storey height of 5 m.

2.              Design power supply capacity is 120KW/floor, with one-line power supply. If the required capacity of Party B exceeds 120KW/floor, Party B shall solely apply to the power supply company for high-voltage power, install relevant transformation equipment and bear relevant expenses arising therefrom.

3.              Telephone and distribution cables are connected into the weak current room on each floor, and the telephone capacity is 100 pairs/floor.

4.              With fire control spraying system equipped with smoke detectors.

5.              The floor is cement plaster floor.

6.              Walls are whitened with latex paint.

7.              There is no suspended ceiling, and the ceiling is whitened with latex paint.

8.              Central air-conditioning units and main riser pipes are installed in place.

9.              There are no specially designed office partitions/compartments in the Premises.

10.       Restrooms: decorated with suspended ceilings, sanitary fittings are installed in place, with ceramic tile/latex paint whitened walls and floor tile/stone floor.

11.       Elevator halls: decorated with suspended ceilings, ceramic tile/latex paint whitened walls, and floor tile/stone floor.